Exhibit 99 TCF 401K Plan Financial Statements and Supplemental Schedules December 31, 2016, 2015 and 2014

TCF 401K Plan Index – Financial Statements and Supplemental Schedules Page No. Report of Independent Registered Public Accounting Firm 1 Statements of Net Assets Available for Plan Benefits – as of December 31, 2016 and 2015 2 Statements of Changes in Net Assets Available for Plan Benefits - Years ended December 31, 2016, 2015 and 2014 3 Notes to Financial Statements 4 - 10 Supplemental Schedules: Schedule 1 – Schedule H, line 4i - Schedule of Assets (Held at End of Year) 11 Schedule 2 – Schedule H, line 4j - Schedule of Reportable Transactions 12

1 Report of Independent Registered Public Accounting Firm The Board of Directors of TCF Financial Corporation and The Plan Sponsor and Plan Administrator of the TCF 401K Plan: We have audited the accompanying statements of net assets available for plan benefits of the TCF 401K Plan (the “Plan”) as of December 31, 2016 and 2015, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2016. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2016 in conformity with U.S. generally accepted accounting principles. The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2016 and schedule of reportable transactions for the year ended December 31, 2016, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedules, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedules is fairly stated in all material respects in relation to the financial statements as a whole. /s/ KPMG LLP Minneapolis, Minnesota June 27, 2017

TCF 401K Plan Statements of Net Assets Available for Plan Benefits 2 See accompanying notes to financial statements. As of December 31, (In thousands) 2016 2015 Assets: Investments at fair value: TCF Financial Stock Fund: TCF Financial Corporation common stock 174,447$ 124,681$ Cash and accrued interest receivable 43 21 Total TCF Financial Stock Fund 174,490 124,702 Mutual funds 140,801 113,141 Total investments 315,291 237,843 Contributions receivable 502 439 Total assets 315,793 238,282 Liabilities: Distributions payable to participants 283 267 Net assets available for plan benefits 315,510$ 238,015$

TCF 401K Plan Statements of Changes in Net Assets Available for Plan Benefits 3 See accompanying notes to financial statements. Year Ended December 31, (In thousands) 2016 2015 2014 Investment income/(loss): Dividends 5,320$ 4,064$ 3,567$ Total net appreciation/(depreciation) 61,025 (18,574) 3,233 Total investment income/(loss) 66,345 (14,510) 6,800 Deposits and contributions: Participant deposits 22,928 21,325 18,836 Employer cash contributions 12,639 10,521 9,661 Total deposits and contributions 35,567 31,846 28,497 Distributions: Withdrawals and distributions (23,889) (22,962) (24,269) Dividends (528) (418) (432) Total distributions (24,417) (23,380) (24,701) Administrative expenses - (3) - Increase/(decrease) in net assets available for plan benefits 77,495 (6,047) 10,596 Net assets available for plan benefits: Beginning of year 238,015 244,062 233,466 End of year 315,510$ 238,015$ 244,062$

TCF 401K Plan Notes to Financial Statements 4 (1) Accounting Policies Basis of Presentation The financial statements of the TCF 401K Plan (the “Plan”) have been prepared on the accrual basis of accounting. All investments of the Plan are stated at fair value. Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method. Distributions are recorded when paid. The Plan does not allow for loans to participants. Prior to November 1, 2016 the Plan was known as the TCF Employees Stock Purchase Plan. Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. These estimates are based on information available to the Plan sponsor at the time the estimates are made. Actual results could differ from those estimates. Risks and Uncertainties The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for plan benefits. The Plan provides for investment in TCF Financial Corporation (“TCF Financial”) common stock. At December 31, 2016 and 2015 approximately 55% and 52%, respectively, of the Plan’s total assets were invested in the common stock of TCF Financial. The underlying value of the TCF Financial common stock is entirely dependent upon the performance of TCF Financial and the market’s evaluation of such performance. (2) TCF 401K Plan The Plan is intended to meet the requirements of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The portion of the Plan that is invested in the TCF Financial Stock Fund is the Plan’s stock bonus portion, which is an employee stock ownership plan under Section 4975(e) of the Code, designed to invest primarily in TCF Financial common stock, and the portion of the Plan that is not invested in the TCF Financial Stock Fund is the Plan’s profit sharing portion; both portions are part of a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax- qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan sponsor is TCF Financial. Transamerica Retirement Solutions, LLC (“Transamerica”) was the record keeper and trustee of the Plan appointed to serve under the trust agreement for the year ended December 31, 2016. Mercer Trust Company was the trustee of the Plan for the years ended December 31, 2015 and 2014. Mercer HR Services, LLC was the record keeper of the Plan for the years ended December 31, 2015 and 2014. On December 31, 2015, Transamerica acquired Mercer HR Services, LLC. All full-time and part-time employees of TCF Financial and its subsidiaries are eligible to participate in the Plan. Participants may elect to invest up to 50% of their covered compensation on a tax-deferred

TCF 401K Plan Notes to Financial Statements 5 basis subject to the annual covered compensation limitation imposed by the Internal Revenue Service (“IRS”). The maximum annual limit was $18 thousand for 2016 and 2015 and $17.5 thousand for 2014. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above. The maximum catch-up contribution was $6 thousand for 2016 and 2015 and $5.5 thousand for 2014. Employer matching contributions are made in cash which is used to buy TCF Financial common stock. Participating employers match the contributions of all participants with TCF Financial common stock at the rate of $1 per dollar for employees with one or more years of service up to a maximum company contribution of 5.0% of the employee’s covered compensation subject to the annual covered compensation limitation imposed by the IRS. Prior to 2016, participating employers matched the contributions of all participants with TCF Financial common stock at the rate of 50 cents per dollar for employees with one through four years of service up to a maximum company contribution of 3.0% of the employee’s covered compensation, 75 cents per dollar for employees with five through nine years of service up to a maximum company contribution of 4.5% of the employee’s covered compensation and $1 per dollar for employees with 10 or more years of service up to a maximum company contribution of 6.0% of the employee’s covered compensation, subject to the annual covered compensation limitation imposed by the IRS. All employee and employer contributions are invested in participant directed investments. Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or the TCF Financial Stock Fund. Employer matching contributions initially are invested in the TCF Financial Stock Fund, but participants may direct investment of employer matching contributions in available mutual funds; if a participant does not make a valid investment election with respect to any other contributions, including participant contributions, these contributions will be invested in the TCF Financial Stock Fund. The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. To date, no such contributions have been made. Participant contributions and employer matching contributions made subsequent to January 1, 2016 vest immediately. Employer matching contributions made prior to January 1, 2016 are subject to a graduated vesting schedule of 20% per year based on a participant’s years of service with full vesting after five years. The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986. Dividends paid on the TCF Financial Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant. Dividends paid from the mutual funds are reinvested in the mutual funds. Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined. Other Plan obligations are paid directly by TCF Financial. Administrative expenses which includes trustee, record keeper, legal and audit fees, were paid by TCF Financial during 2016, 2015 and 2014 and totaled $509 thousand, $626 thousand and $582 thousand, respectively. Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods. The trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within nine months from date of issuance. During 2016, 2015 and 2014, the Plan received $20 thousand, $39 thousand and $18 thousand, respectively, of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $4 thousand, $1 thousand and $16 thousand, respectively.

TCF 401K Plan Notes to Financial Statements 6 Each participant may exercise voting rights for the TCF Financial common stock allocated to his or her Plan account. Any shares not voted by Plan participants are voted by the Plan’s Advisory Committee, consisting of the TCF Financial Directors who are members of the Board’s Compensation, Nominating, and Corporate Governance Committee. TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances. (3) Income Tax Status TCF Financial has received a favorable tax determination letter from the IRS dated March 30, 2016, indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan. Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status. Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties. The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2013 and there are currently no audits for any tax period in progress.

TCF 401K Plan

Notes to Financial Statements

(4) Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:

(In thousands)

| | Year Ended December 31, 2016 | | |
|---|---|---|---|
| Participating Employer | Participant Deposits at Cost | Employer Contributions at Cost | At December 31, 2016 Net Assets |
| TCF National Bank | $ 17,167 | $ 9,193 | $ 266,918 |
| Gateway One Lending & Finance, LLC | 3,656 | 2,228 | 17,553 |
| Winthrop Resources Corporation | 864 | 517 | 16,477 |
| TCF Inventory Finance, Inc. | 829 | 490 | 8,659 |
| TCF Financial | 255 | 129 | 4,026 |
| TCF Portfolio Services, Inc. | 86 | 52 | 1,014 |
| TCF Insurance Agency, Inc. | - | - | 514 |
| Great Lakes Mortgage, LLC | 38 | 17 | 292 |
| TCF Agency, Inc. | 33 | 13 | 57 |
| Total | $ 22,928 | $ 12,639 | $ 315,510 |

| | Year Ended December 31, 2015 | | |
|---|---|---|---|
| Participating Employer | Participant Deposits at Cost | Employer Contributions at Cost | At December 31, 2015 Net Assets |
| TCF National Bank | $ 16,266 | $ 7,984 | $ 201,892 |
| Winthrop Resources Corporation | 866 | 561 | 12,515 |
| Gateway One Lending & Finance, LLC | 2,735 | 1,194 | 11,310 |
| TCF Inventory Finance, Inc. | 1,089 | 553 | 6,332 |
| TCF Financial | 231 | 137 | 3,469 |
| TCF Portfolio Services, Inc. | 102 | 66 | 1,144 |
| TCF Agency, Inc. | 22 | 15 | 805 |
| TCF Insurance Agency, Inc. | - | - | 388 |
| Great Lakes Mortgage, LLC | 14 | 11 | 160 |
| Total | $ 21,325 | $ 10,521 | $ 238,015 |

| | Year Ended December 31, 2014 | | |
|---|---|---|---|
| Participating Employer | Participant Deposits at Cost | Employer Contributions at Cost | At December 31, 2014 Net Assets |
| TCF National Bank * | $ 14,564 | $ 7,488 | $ 207,694 |
| Winthrop Resources Corporation | 783 | 546 | 12,487 |
| Gateway One Lending & Finance, LLC | 2,063 | 884 | 9,355 |
| TCF Inventory Finance, Inc. | 1,114 | 514 | 7,524 |
| TCF Financial | 182 | 141 | 4,338 |
| TCF Portfolio Services, Inc. | 99 | 65 | 1,236 |
| TCF Agency, Inc. | 20 | 15 | 826 |
| TCF Insurance Agency, Inc. | - | - | 464 |
| Great Lakes Mortgage, LLC | 11 | 8 | 138 |
| Total | $ 18,836 | $ 9,661 | $ 244,062 |

*TCF Equipment Finance, Inc. merged with TCF National Bank on July 1, 2014.

7

TCF 401K Plan Notes to Financial Statements 8 (5) Investments The Plan’s investments appreciated/ (depreciated) in value as follows: (6) Fair Value Measurement Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurement, defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements. Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”. At December 31, 2016 and 2015, assets held in trust for the Plan included investments in publicly traded stock and mutual funds categorized as Level 1 and measured on a recurring basis. The fair value of Level 1 assets are based upon quotes from independent asset pricing services based on active markets. At December 31, 2016 and 2015, there were no assets measured on a recurring basis categorized as Level 2, which includes valuations that are based on prices obtained from independent pricing sources that are based on observable transactions of similar instruments, but not quoted markets, or categorized as Level 3, for which valuations are generated from TCF Financial model-based techniques that use significant unobservable inputs. The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value: • TCF Financial Stock Fund: Valued at the closing price reported in the active market in which the individual security is traded. • Mutual funds: Valued at the quoted net asset value of shares held by the Plan at year-end in the active market in which the individual mutual funds are traded. Year Ended December 31, (In thousands) 2016 2015 2014 Net appreciation/(depreciation): Realized gains on distributions, sales and share class changes: TCF Financial Stock Fund 1,774$ 2,659$ 3,226$ Mutual funds 2,798 2,661 2,972 Change in unrealized appreciation/ (depreciation) of investments: TCF Financial Stock Fund 49,588 (18,208) (6,389) Mutual funds 6,865 (5,686) 3,424 Total net appreciation/(depreciation) 61,025$ (18,574)$ 3,233$

TCF 401K Plan Notes to Financial Statements 9 The following table summarizes the Plan’s investment assets measured at fair value on a recurring basis: (7) Distributions and Forfeitures Cash and shares of TCF Financial common stock totaling $24.4 million, $23.4 million and $24.7 million were distributed in 2016, 2015, and 2014, respectively. In addition, at December 31, 2016 and 2015 there were $283 thousand and $267 thousand, respectively, of distribution amounts paid to participants by check which had not yet been cashed after nine months and returned to the Plan as aged distributions. These aged distribution payments are shown as a liability reducing assets available for plan benefits. Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows: Forfeitures to be used to offset future obligations are included in the money market fund. If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participants’ accounts. (In thousands) TCF Financial Stock Fund 174,490$ 124,702$ Mutual funds: Domestic equity 101,792 82,031 Fixed income 16,163 13,291 Money market fund 12,517 9,192 International equity 10,329 8,627 Total 315,291$ 237,843$ Readily Available Market Prices (Level 1) As of December 31, 2016 As of December 31, 2015Plan Investments Year Ended December 31, (In thousands) 2016 2015 2014 Total forfeitures during year 375$ 404$ 473$ Forfeitures carried over from previous year 3 17 11 Forfeitures used to reinstate employee balances (9) (16) (12) Forfeitures used to fund employer contributions (310) (402) (455) Forfeitures to be used to offset future obligations 59$ 3$ 17$

TCF 401K Plan Notes to Financial Statements 10 (8) Reconciliation to Form 5500 The accompanying financial statements for 2016 and 2015 differ from the Form 5500, as filed with the Department of Labor, as follows: The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500: (9) Party-in-Interest Transactions The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock. TCF Financial is a party-in-interest. These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code. During 2016, 2015 and 2014, TCF Financial did not purchase any shares of TCF Financial common stock from the Plan. During 2016, 2015 and 2014, the Plan purchased 453 thousand, 1.3 million and 1.2 million shares, respectively, of TCF Financial common stock from TCF Financial for $5.2 million, $21.0 million and $19.7 million, respectively. The shares were purchased at current market prices with no commission fees. As of December 31, (In thousands) 2016 2015 Net assets available for plan benefits reported on the accompanying financial statements 315,510$ 238,015$ Liabilities including amounts due to participants (63) (7) Net assets available for plan benefits reported on Form 5500 315,447$ 238,008$ As of December 31, (In thousands) 2016 2015 Distributions to participants reported on the accompanying financial statements 24,417$ 23,380$ Add: Amounts allocated to withdrawing participants at year end 63 7 Less: Amounts allocated to withdrawing participants at the prior year end (7) (20) Distributions to participants reported on Form 5500 24,473$ 23,367$

11 Schedule 1 TCF 401K Plan Schedule H, line 4i - Schedule of Assets (Held at End of Year) At December 31, 2016 *Parties-in-interest See accompanying Report of Independent Registered Public Accounting Firm. (In thousands, except shares) Shares Cost Current Value Corporate Stock TCF Financial common stock 8,904,888 124,385$ 174,447$ Cash and accrued interest receivable 43 43 Total TCF Financial Stock Fund* 124,428 174,490 Mutual Funds Vanguard Institutional Index Fund 194,405 30,632 39,626 Vanguard Mid-Cap Index Fund 978,922 26,188 35,231 Vanguard Small-Cap Index Fund 436,045 19,643 26,935 Vanguard Intermediate-Term Bond Index Fund 1,438,035 16,506 16,163 Vanguard Treasury Money Market Investor Shares 12,516,831 12,517 12,517 Vanguard Developed Markets Index Fund 879,066 10,558 10,329 Total 240,472$ 315,291$ Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable

12 Schedule 2 TCF 401K Plan Schedule H, line 4j - Schedule of Reportable Transactions Year Ended December 31, 2016 Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets: *Parties–in-interest See accompanying Report of Independent Registered Public Accounting Firm. (In thousands, except number of purchases and sales) Number of Amount of Description of Asset Purchases Sales Purchases Sales Cost Net Gain TCF Financial Stock Fund * 411 1,037 25,794$ 27,390$ 25,616$ 1,774$